Advanced Series Trust
For the semi-annual period ended 6/30/09
File number 811-5186


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  Advanced Series Trust - Small Cap Value
Portfolio (JPM sleeve)

1.   Name of Issuer: Logmein Inc.

2.   Date of Purchase:  June 30, 2009

3.   Number of Securities Purchased:  6,666,667

4.   Dollar Amount of Purchase:  $106,666,672

5.   Price Per Unit:  $16.00

6.   Name(s) of Underwriter(s) or Dealer(s)
from whom purchased:  J.P. Morgan Securities Inc.

7.   Other Members of the Underwriting Syndicate:  J.P. Morgan
Securities Inc., Barclays Capital Inc., Thomas Weisel Partners
LLC, Piper Jaffray & Co, RBC Capital Markets Corporation